EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited the accompanying consolidated balance sheets of Hospitality Properties Trust as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule included in exhibit 99.4.  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hospitality Properties Trust at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which become effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hospitality Properties Trust’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 27, 2009

Except for Notes 2, 6, 10, and 11

as to which the date is August 21, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited Hospitality Properties Trust’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Hospitality Properties Trust’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Item 9A of Hospitality Properties Trust’s Annual Report on Form 10-K under the heading Management Report on Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Hospitality Properties Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2008 consolidated financial statements of Hospitality Properties Trust and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 27, 2009

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

(as adjusted)

	As of December 31,
	2008	2007
Assets

Real estate properties, at cost:
Land	$1,392,614	$1,377,520
Buildings, improvements and equipment	5,015,270	4,818,711
	6,407,884	6,196,231
Accumulated depreciation	(1,060,203)	(849,470)
	5,347,681	5,346,761
Cash and cash equivalents	22,450	23,401
Restricted cash (FF&E escrow)	32,026	28,134
Other assets, net	170,580	278,872
	$5,572,737	$5,677,168

Liabilities and Shareholders’ Equity
Revolving credit facility	$396,000	$158,000
Senior notes, net of discounts	1,693,730	1,842,756
Convertible senior notes, net of discount	545,772	537,641
Mortgage payable	3,558	3,635
Security deposits	169,406	169,406
Dividends payable	4,754	4,754
Accounts payable and other liabilities	128,078	134,705
Due to affiliate	3,012	4,617
Total liabilities	2,944,310	2,855,514

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares issued and outstanding, respectively, aggregate liquidation preference $317,500	306,833	306,833
Common shares of beneficial interest; $0.01 par value; 150,000,000 shares authorized, 93,991,635 and 93,892,719 shares issued and outstanding, respectively	940	939
Additional paid-in capital	3,093,827	3,091,694
Accumulated other comprehensive loss	(511)	—
Cumulative net income	1,827,821	1,703,486
Cumulative preferred distributions	(123,641)	(93,761)
Cumulative common distributions	(2,560,148)	(2,270,843)
Total shareholders’ equity	2,628,427	2,821,654
	$5,572,737	$5,677,168

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share data)

(as adjusted)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Hotel operating revenues	$899,474	$941,455	$879,324
Rental income:
Minimum rent	322,949	310,764	115,461
Percentage rent	5,102	6,055	5,188
	328,051	316,819	120,649
FF&E reserve income	23,837	22,286	20,299
Interest income	1,312	4,919	2,674
Total revenues	1,252,674	1,285,479	1,022,946

Expenses:
Hotel operating expenses	620,008	657,000	618,334
Interest (including amortization of deferred financing costs and debt discounts of $13,726, $11,252 and $2,584, respectively)	156,844	148,110	81,451
Depreciation and amortization	239,166	216,688	141,198
General and administrative	37,751	37,223	25,090
Loss on asset impairment	53,225	1,332	—
Reserve for straight line rent receivable	19,613	—	—
TA spin off costs	—	2,711	—
Total expenses	1,126,607	1,063,064	866,073

Income before gain on sale of real estate and income taxes	126,067	222,415	156,873
Gain on sale of real estate, net	114	—	—
Income before income taxes	126,181	222,415	156,873
Income tax expense	(1,846)	(2,191)	(372)
Income from continuing operations	124,335	220,224	156,501
Income from discontinued operations	—	7,440	12,538
Gain on sale of real estate used by discontinued operations	—	95,711	—
Net Income	124,335	323,375	169,039
Preferred distributions	29,880	26,769	7,656
Net income available for common shareholders	$94,455	$296,606	$161,383

Weighted average common shares outstanding	93,944	93,109	73,279

Basic and diluted earnings per common share:
Income from continuing operations available for common shareholders	$1.01	$2.08	$2.03
Income from discontinued operations available for common shareholders	$—	$1.11	$0.17
Net income available for common shareholders	$1.01	$3.19	$2.20

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

(as adjusted)

	Preferred Shares					Common Shares					Accumulated
	Series B		Series C		Cumulative			Cumulative	Additional		Other
	Number of Shares	Preferred Shares	Number of Shares	Preferred Shares	Preferred Distributions	Number of Shares	Common Shares	Common Distributions	Paid in Capital	Cumulative Net Income	Comprehensive Loss	Total	Comprehensive Income
Balance at December 31, 2005	3,450,000	$83,306	—	$—	$(59,336)	71,920,578	$719	$(1,440,189)	$2,059,883	$1,211,072	$—	$1,855,455	$—

Issuance of shares, net	—	—	—	—	—	14,300,000	143	—	641,509	—	—	641,652	—
Common share grants	—	—	—	—	—	63,673	1	—	2,295	—	—	2,296	—
Net income	—	—	—	—	—	—	—	—	—	169,039	—	169,039	169,039
Distributions	—	—	—	—	(7,656)	—	—	(213,246)	—	—	—	(220,902)	—
Balance at December 31, 2006	3,450,000	83,306	—	—	(66,992)	86,284,251	863	(1,653,435)	2,703,687	1,380,111	—	2,447,540	169,039

Issuance of shares, net	—	—	12,700,000	306,833	—	7,550,000	75	—	343,376	—	—	650,284	—
Common share grants	—	—	—	—	—	58,468	1	—	1,818	—	—	1,819	—
Issuance of convertible senior notes	—	—	—	—	—	—	—	—	42,813	—	—	42,813	—
Net income	—	—	—	—	—	—	—	—	—	323,375	—	323,375	323,375
Distributions	—	—	—	—	(26,769)	—	—	(280,158)	—	—	—	(306,927)	—
Distribution of TA	—	—	—	—	—	—	—	(337,250)	—	—	—	(337,250)	—
Balance at December 31, 2007	3,450,000	83,306	12,700,000	306,833	(93,761)	93,892,719	939	(2,270,843)	3,091,694	1,703,486	—	2,821,654	323,375

Issuance of shares, net	—	—	—	—	—	—	—	—	—	—	—	—	—
Common share grants	—	—	—	—	—	98,916	1	—	2,133	—	—	2,134	—
Net income	—	—	—	—	—	—	—	—	—	124,335	—	124,335	124,335
Distributions	—	—	—	—	(29,880)	—	—	(289,305)	—	—	—	(319,185)	—
Unrealized loss on TA common stock	—	—	—	—	—	—	—	—	—	—	(511)	(511)	(511)
Balance at December 31, 2008	3,450,000	$83,306	12,700,000	$306,833	$(123,641)	93,991,635	$940	$(2,560,148)	$3,093,827	$1,827,821	$(511)	$2,628,427	$123,824

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(as adjusted)

	Year Ended December 31,
	2008	2007	2006
Cash Flows From Operating Activities:
Net income	$124,335	$323,375	$169,039
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	239,166	218,319	144,404
Amortization of deferred financing costs as interest	13,726	11,252	2,584
Straight line rental income	(3,780)	(15,851)	(113)
Reserve for straight line rent receivable	19,613	—	—
Other non-cash (income) expense, net	(992)	(4,363)	(2,969)
FF&E reserve income and deposits	(63,047)	(57,912)	(46,095)
Gain on sale of real estate, net	(114)	—	—
Gain on sale of real estate used by discontinued operations	—	(95,711)	—
Loss on asset impairment	53,225	1,332	—
Changes in assets and liabilities:
Decrease (increase) in other assets	5,676	(14,089)	(2,488)
(Decrease) increase in accounts payable and other	(10,767)	19,147	5,462
(Decrease) increase in due to affiliate	(1,605)	2,730	1,729
Cash provided by operating activities	375,436	388,229	271,553
Cash Flows From Investing Activities:
Real estate acquisitions	(127,133)	(2,629,215)	(320,776)
FF&E reserve fundings	(34,001)	(64,241)	(72,556)
Net proceeds from sale of real estate used by discontinued operations	—	205,350	—
Increase (decrease) in security deposits	—	(15,960)	2
Net proceeds from sale of real estate	15,969	—	—
Cash used in investing activities	(145,165)	(2,504,066)	(393,330)
Cash Flows From Financing Activities:
Proceeds from issuance of common shares, net	—	343,451	641,652
Proceeds from issuance of preferred shares, net	—	306,833	—
Issuance of senior notes, net of discount	—	645,843	273,974
Issuance of convertible senior notes, net of discount	—	575,000	—
Repayment of senior notes	(150,000)	—	—
Draws on revolving credit facility	598,000	1,022,000	511,000
Repayments of revolving credit facility	(360,000)	(864,000)	(546,000)
Draws on interim credit facility	—	1,400,000	—
Repayments of interim credit facility	—	(1,400,000)	—
Deferred finance costs incurred	(37)	(17,892)	(3,259)
Distributions to preferred shareholders	(29,880)	(23,929)	(7,656)
Distributions to common shareholders	(289,305)	(280,158)	(213,246)
Distribution of TA to common shareholders	—	(121,166)	—
Cash (used in) provided by financing activities	(231,222)	1,585,982	656,465
Increase (decrease) in cash and cash equivalents	(951)	(529,855)	534,688
Cash and cash equivalents at beginning of year	23,401	553,256	18,568
Cash and cash equivalents at end of year	$22,450	$23,401	$553,256
Supplemental Information:
Cash paid for interest	$141,813	$119,200	$78,157
Cash paid for income taxes	$3,897	$1,604	$911
Non-cash investing activities:
Property managers deposits in FF&E reserve	71,760	58,668	44,946
Purchases of fixed assets with FF&E reserve	(101,869)	(122,138)	(116,129)
Non-cash financing activities:
Issuance of common shares	2,134	1,819	2,296
Discount on convertible debt issuance	—	43,770	—
Distribution of net assets of TravelCenters of America, LLC	—	(216,084)	—

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

NOTES TO FINANCIAL STATEMENTS

December 31, 2008

(dollars in thousands, except per share data)

1. Organization

Hospitality Properties Trust, or HPT, we or us, is a real estate investment trust, or REIT, organized on February 7, 1995, under the laws of the State of Maryland, which invests in real estate used in hospitality industries. At December 31, 2008, HPT, directly and through subsidiaries, owned 289 hotels and 185 travel centers.

At December 31, 2008, our properties were leased to and or operated by subsidiaries of the following companies: Host Hotels & Resorts, Inc., or Host; Marriott International, Inc., or Marriott; InterContinental Hotels Group PLC, or InterContinental; Barcelo Crestline Corporation, or Barcelo Crestline; Global Hyatt Corporation, or Hyatt; Carlson Hotels Worldwide, or Carlson; and TravelCenters of America LLC, or TA. Hereinafter these hotel and travel center operators are sometimes referred to as managers and/or tenants.

2. Summary of Significant Accounting Policies

Consolidation. These consolidated financial statements include the accounts of HPT and its subsidiaries, all of which are 100% owned directly or indirectly by HPT.  All intercompany transactions and balances have been eliminated.

We have determined that each of our taxable REIT subsidiaries, or TRS, is a variable interest entity as defined under Financial Accounting Standards Board, or FASB, Interpretation No. 46 (R), “Consolidation of Variable Interest Entities”, or FIN 46.  Under FIN 46, the entity that receives the majority of the potential variability in gains and losses of the variable interest entity, with the primary focus on losses, is the variable interest entity’s primary beneficiary, and is required to consolidate the variable interest entity.  When one of our TRSs enters a new operating agreement or materially modifies an existing operating agreement with a third party hotel manager we are required to assess if our TRS or the hotel manager is or continues to be the primary beneficiary.  This assessment requires us to make estimates of the future cash flows of our TRS.  Incorrect assumptions or estimates of, among other things, occupancy, average daily room rate and operating expenses of our hotels may result in an inaccurate determination of the primary beneficiary.  We have concluded that we must consolidate each of our TRSs because we are the primary beneficiary.

Real Estate Properties.  We record real estate properties at cost. We allocate the cost of real estate acquired among building, land, furniture, fixtures and equipment, and, if applicable, the value of in-place leases, the fair market value of above or below market leases and customer relationships.  We depreciate real estate properties on a straight line basis over estimated useful lives of up to 40 years for buildings and improvements and up to 12 years for personal property and we amortize finite lived intangible assets over the shorter of their useful lives or the term of the associated lease.

We regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in the value of our real estate properties. If there is an indication that the carrying value of a property is not recoverable, we estimate the projected undiscounted cash flows of the asset to determine if an impairment loss should be recognized. We determine the amount of an impairment loss by comparing the historical carrying value of the property to its estimated fair value. We estimate fair value by evaluating recent financial performance and projecting discounted cash flows of properties using standard industry valuation techniques. In addition to consideration of impairment upon the events or changes in circumstances described above, we regularly evaluate the remaining lives of our real estate properties. If we change estimated lives, we depreciate or amortize the carrying values of affected assets over the revised remaining lives.

Intangible Assets and Liabilities.  Intangible assets consist of acquired trademarks and tradenames and below market ground leases.  Intangible liabilities consist of acquired above market ground leases.  We include intangible assets in other assets and intangible liabilities in accounts payable and other liabilities in the accompanying consolidated balance sheet.  At December 31, 2008 and 2007, our intangible assets and liabilities were as follows:

	As of December 31,
	2008	2007
Assets:
Tradenames and trademarks	$89,375	$142,600
Below market ground leases, net of accumulated amortization of $14,684 and $3,208, respectively	34,393	45,868
	$123,768	$188,468
Liabilities:
Above market ground leases, net of accumulated amortization of $3,356 and $2,492, respectively	$7,294	$8,158

We amortize above and below market ground leases on a straight line basis over the term of the lease (20 and 13 years on a weighted average basis for intangible assets and liabilities, respectively).  For the years ended December 2008 and 2007, amortization relating to intangible assets was $2,284 and $3,284, respectively, and amortization relating to intangible liabilities was $827 and $1,206, respectively.  As of December 31, 2008, amortization expense relating to above and below market ground leases is projected as follows:

	Intangible Assets	Intangible Liabilities

2009	$2,170	$(734)
2010	2,170	(726)
2011	2,170	(695)
2012	2,170	(653)
2013	2,170	(653)
Thereafter	23,543	(3,833)
	$34,393	$(7,294)

We do not amortize our indefinite lived trademarks and tradenames, but we review the assets at least annually for impairment and reassess their classification as indefinite lived assets.  In addition we regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in value.  We determine the amount of an impairment loss by comparing the historical carrying value of the intangible asset to its estimated fair value.  The significant increase in diesel fuel during the first half of 2008 and concurrent economic downturn were material changes in the market conditions in which our travel centers are operated.  As a result, during the second quarter of 2008, we evaluated our trademarks and tradenames for impairment and recorded a $53,225 loss on asset impairment to write down those assets to their estimated fair market value.

Cash and Cash Equivalents.  We consider highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. The carrying amount of cash and cash equivalents is equal to its fair value.

Restricted Cash. Restricted cash consists of amounts escrowed to fund periodic renovations and improvements at our hotels.

Deferred Financing Costs.  We capitalize costs incurred to borrow and we amortize those costs as interest expense over the term of the related borrowing. Deferred financing costs were $18,630 and $23,227 at December 31, 2008 and 2007, respectively, net of accumulated amortization of $14,013 and $9,391, respectively, and are included in other assets, net, in the accompanying consolidated balance sheet.  We expect that future amortization of deferred financing fees with respect to our loans as of December 31, 2008, will be approximately $4,533 in 2009, $4,606 in 2010, $3,864 in 2011, $1,951 in 2012, $989 in 2013 and $2,687 thereafter.

Revenue Recognition. We report hotel operating revenues for managed hotels in our consolidated statement of income.  We generally recognize hotel operating revenues, consisting primarily of room, food and beverage sales when services are provided. Our share of the net operating results of our managed hotels in excess of the minimum returns due us, or additional returns, are generally determined annually.  We recognize additional returns due to us under our management agreements as income at year end when all contingencies are met and the income is earned. We recognized additional returns of $14,930, $24,181 and $20,029 in 2008, 2007 and 2006, respectively.

We recognize rental income from operating leases on a straight line basis over the life of the lease agreements.  Rental income includes $3,779, $15,851, and $113 of adjustments necessary to record rent on the straight line basis in 2008, 2007 and 2006, respectively. In the 2008 second quarter we ceased recognition of straight line rental income relating to our lease with TA for 145 travel centers and recorded a $19,613 charge to fully reserve the related straight line rent receivable.  See note 12 for further information relating to TA.

We determine percentage rent due to us under our leases annually and recognize it as income at year end when all contingencies are met and the rent is earned.  We recognized percentage rental income of $5,102, $6,055 and $5,188 in 2008, 2007 and 2006, respectively.

We own all the capital expenditure reserves, or FF&E reserve escrows, for hotels leased to our TRSs and leased to third parties.  We do not report the amounts which are escrowed as FF&E reserves for hotels leased to our TRSs as FF&E reserve income.  We report deposits by our third party tenants into the escrow account as FF&E reserve income.

Per Common Share Amounts.  We compute per common share amounts using the weighted average number of common shares outstanding during the period. We had no dilutive common share equivalents during the periods presented.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates.  Significant estimates in the consolidated financial statements include the allowance for doubtful accounts, purchase price allocations, useful lives of fixed assets and impairment.

Segment Information. As of December 31, 2008, we have two reportable business segments: hotel and travel center real estate investments.  Prior to January 31, 2007, our only reportable segment was hotel real estate investments.

Income Taxes. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and, as such, are generally not subject to federal and most state income taxation on our operating income provided we distribute our taxable income to our shareholders and meet certain organization and operating requirements.  We are subject to income tax in Canada, Puerto Rico and certain states despite our REIT status.  Further, we lease our managed hotels to our wholly owned TRSs that, unlike most of our subsidiaries, file a separate consolidated tax return and are subject to federal, state and foreign income taxes.  Our consolidated income tax provision (or benefit) includes the income tax provision (or benefit) related to the operations of our TRSs and certain state and foreign income taxes incurred by us despite our REIT status.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, or FIN 48.  FIN 48 prescribes how we should recognize, measure and present in our financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return.  Pursuant to FIN 48, we can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit.  To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized upon settlement.  As required, we adopted FIN 48 effective January 1, 2007 and have concluded that the effect is not material to our consolidated financial statements.  Accordingly, we did not record a cumulative effect adjustment related to the adoption of FIN 48.  At December 31, 2008, our tax returns filed for the 2003 through 2008 tax years are subject to examination by taxing authorities.  We classify interest and penalties related to uncertain tax positions, if any, in our financial statements as a component of general and administrative expense.

Other Comprehensive Loss.  Other comprehensive loss consists of the unrealized loss on TA common shares issued to us in connection with the TA rent deferral agreement.  See note 12 for further information related to the TA rent deferral agreement dated August 11, 2008 and the common shares.

New Accounting Pronouncement. In September 2006, the FASB, issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, or SFAS No. 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement.  This statement became effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The adoption of this standard did not have a material impact on our financial position, operations or cash flow.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations”, or SFAS 141(R).  SFAS 141(R) establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any non controlling interest in the acquiree and goodwill acquired in a business combination.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  We expect the adoption of SFAS 141(R) will affect our consolidated financial statements if we engage in a transaction that falls within the scope of this standard.

In May 2008, the FASB issued FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP 14-1.  FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate.  The effective date of FSP 14-1 is for financial statements issued for fiscal years beginning after December 15, 2008 and does not permit earlier application. However, the transition guidance requires retrospective application to all periods presented and does not grandfather existing instruments.  Our $575,000 of convertible senior notes are within the scope of FSP 14-1 and therefore, we measured the fair value of the debt components of the notes at issuance based on an estimated effective interest rate of 6.06% and are amortizing the resulting discount as an increase to interest expense over the expected life of the debt (March 15, 2012).  The conversion option was valued at $43,770 at the time of issuance, which resulted in an increase to additional paid-in capital.  All periods presented in our financial statements have been adjusted to reflect the application of this standard retrospectively.  The implementation of FSP 14-1 resulted in a decrease to net income and earnings per share for all periods presented; however there is no effect on our cash interest payments.  The implementation of this standard resulted in the following:

•                  At December 31, 2007, shareholders equity increased by $35,220.

•                  At December 31, 2008, shareholders equity increased by $25,560.

•                  The equity component of the notes as of December 31, 2008 and 2007 was $43,770.

•                  Interest expense for the year ended December 31, 2008 and 2007 was increased by non-cash amortization of $9,660, or $0.10 per share, and $7,593, or $0.08 per share, respectively.

•                  The unamortized discount on the notes was $29,228 and $37,359 as of December 31, 2008 and December 31, 2007, respectively. The unamortized discount is being amortized through March 15, 2012, the first date on which the holders of our convertible notes may require that we redeem them.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, or SFAS 162.  SFAS 162 identifies sources of accounting principles and a framework for selecting principles to be used in preparation of financial statements of nongovernmental entities that are prepared in conformity with generally accepted accounting principles in the United States (the GAAP Hierarchy).  SFAS 162 is effective 60 days following the Securities and Exchange Commission’s, approval of the Public Company Accounting Oversight Board amendments to auditing standard AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.  We do not expect this standard will result in any change to our current accounting practices.

3. Shareholders’ Equity

We reserved an aggregate of 3,128,791 shares of our common shares to be issued under the terms of the 1995 Incentive Share Award Plan and the 2003 Incentive Share Award Plan, collectively referred to as the Award Plans.  During the years ended December 31, 2008, 2007 and 2006, 31,125 common shares with an aggregate market value of $640, 23,290 common shares with an aggregate market value of $950 and 25,950 common shares with an aggregate market value of $1,224, respectively, were awarded to our officers and certain employees of our manager pursuant to these plans.  In addition, each of our trustees were awarded 1,000 common shares in 2008 with an aggregate market value of $160, 750 common shares each in 2007 with an aggregate value of $166 and 750 common shares each in 2006 with an aggregate value of $153, as part of their annual fees.  The shares awarded to our trustees vest immediately.  The shares awarded to our officers and certain employees of our manager vest in five annual installments beginning on the date of grant. Share awards are expensed over their vesting period and are included in general and administrative expenses.  At December 31, 2008, 2,646,922 of our common shares remain reserved for issuance under the Award Plans.

Under the terms of our management agreement with Reit Management & Research LLC, or RMR, on April 11, 2008, we issued 53,541 common shares in payment of an incentive fee of $1,713 for services rendered by RMR during 2007.

Each of our 3,450,000 Series B cumulative redeemable preferred shares has a distribution rate of $2.21875 per annum, payable in equal quarterly amounts, and a liquidation preference of $25.00 ($86,250 in aggregate). Series B preferred shares are redeemable at our option for $25.00 each plus accrued and unpaid distributions at any time on or after December 10, 2007.

Each of our 12,700,000 Series C cumulative redeemable preferred shares has a distribution rate of $1.75 per annum, payable in equal quarterly amounts, and a liquidation preference of $25.00 ($317,500 in aggregate). Series C preferred shares are redeemable at our option for $25.00 each plus accrued and unpaid distributions at any time on or after February 15, 2012.

Cash distributions paid or payable by us to our common shareholders for the years ended December 31, 2008, 2007 and 2006, were $3.08 per share, $3.06 per share and $2.95 per share, respectively.

4. Management Agreements and Leases

As of December 31, 2008, we owned 289 hotels and 185 travel centers which are included in one of 13 operating agreements.  We do not operate any of our properties.

197 of our hotels are leased to our TRSs and managed by an independent hotel operating company and 92 are leased to third parties.  Our hotel properties are managed by or leased to separate subsidiaries of hotel operating companies including InterContinental, Marriott, Host, Barcelo Crestline, Hyatt, and Carlson under 11 agreements.  Our hotel agreements have initial terms expiring between 2010 and 2031. Each of these agreements is for between 1 and 76 of our hotels. The agreements contain renewal options for all, but not less than all, of the affected properties, and the renewal terms total 20 to 40 years.  In November 2008, Host notified us that it will not renew its lease for 18 hotels when it expires on December 31, 2010; upon expiration of this lease, we expect to lease these 18 hotels to one of our TRSs and to leave the existing management agreement with Marriott in effect.  Each agreement generally requires the third party manager or tenant to: (i) make payments to us of minimum returns or minimum rents; (ii) deposit a percentage of total hotel sales into reserves established for the regular refurbishment of our hotels, or FF&E reserves; (iii) make payments to us of percentage returns or rent of 5% to 10% of increases in gross hotel revenues over threshold amounts and/or, in certain circumstances, make payments to our TRSs of additional returns based on increases in hotel operating income. Some of the third party managers or tenants have provided deposits or guarantees to secure their obligation to pay us.

Our 185 travel centers are leased to and operated by separate subsidiaries of TA under two agreements.  Our lease for 145 travel centers expires in 2022.  Our lease for 40 travel centers expires in 2024 and has two fifteen year renewal options.  Both of these leases require TA to: (i) make payments to us of minimum rents; and (ii) pay us 3% of non-fuel revenue and 0.3% of fuel revenues over threshold amounts to be established in 2011 and 2012, respectively, and (iii) maintain the leased travel centers, including structural and non-structural components.  TA has guaranteed its subsidiary tenants’ obligations under the leases.

As of December 31, 2008, our management agreements and leases provide for minimum return payments or minimum rents to be paid to us during the remaining current terms as follows:

2009	$576,006
2010	579,960
2011	563,941
2012	568,998
2013	510,460
Thereafter	5,726,175
Total	$8,525,540

As of December 31, 2008, the average remaining current terms of our leases and management agreements, weighted based on minimum returns or rents from parties other than our TRSs, was approximately 14.5 years.

Our hotel operating agreements generally provide that, if necessary, we will provide our managers and tenants funding for capital improvements to our properties in excess of amounts available in escrowed FF&E reserves. To the extent that we make such additional fundings, our minimum returns or rent generally increase by a percentage of the amount we fund.  At December 31, 2008, we expected to provide funding for capital improvements at our hotels of up to approximately $129,000 in 2009.

On May 12, 2008, we entered into an amendment to our lease with TA for 145 travel centers.  The historical lease provided for our purchase from TA of a total of $125,000 of specified capital improvements to the leased travel centers during the first five years of the term, and that these purchases were limited to $25,000 per year.  The amendment provides that TA may accelerate our purchase of the specified capital improvements.  In the event that TA sells us capital improvements before the time contractually required by the original lease terms, our purchase commitment amount is discounted to reflect the accelerated disbursement of funds by us according to a present value formula established in the amendment.  As of December 31, 2008, our remaining undiscounted purchase commitment under this lease is $16,820.

We settled all our outstanding claims with Prime Hospitality Corp., or Prime, a former manager, arising from its July 2003 lease default by entering a management agreement for our 24 AmeriSuites® hotels effective on January 1, 2004. The balance of the retained deposits and the value of other property received from Prime pursuant to this settlement, totaling approximately $44,281, are being amortized into our income on a straight line basis over the initial 15 year term of the management contract for the affected hotels. The unamortized balance of $29,521 at December 31, 2008, is included in accounts payable and other liabilities in the accompanying consolidated balance sheet. In October 2004, Prime was sold to the Blackstone Group, or Blackstone. In January 2005, Blackstone sold the AmeriSuites® brand and transferred operating responsibility for these hotels to Hyatt.

5. Real Estate Properties

Our real estate properties, at cost, consisted of land of $1,392,614, buildings and improvements of $4,483,190 and furniture, fixtures and equipment of $532,080, as of December 31, 2008; and land of $1,377,520, buildings and improvements of $4,305,529 and furniture, fixtures and equipment of $513,182 as of December 31, 2007.

During 2008, 2007 and 2006, we invested $34,001, $64,241 and $72,555, respectively, in certain of our properties that are leased to or managed by others, which resulted in increases in our annual minimum returns and rents of $3,257, $6,003 and $6,981 in 2008, 2007 and 2006, respectively.

At December 31, 2008, 14 of our hotels were on leased land. In each case, the remaining term of the ground lease (including renewal options) is in excess of 28 years, and the ground lessors are unrelated to us. Ground rent payable under nine of the ground leases is generally calculated as a percentage of hotel revenues. Twelve of the 14 ground leases require minimum annual rents ranging from approximately $102 to $556 per year; future rents under two ground leases have been pre-paid.  Twenty two of our travel centers are on land leased partially or in its entirety.  The remaining terms on the leases range from one to 42 years with rents ranging from approximately $2 to $2,764 per year.  Generally payments of ground lease obligations are made by our managers or tenants. However, if a manager or tenant did not perform obligations under a ground lease or did not renew any ground lease, we might have to perform obligations under the ground lease or renew the ground lease in order to protect our investment in the affected property. Any pledge of our interests in a ground lease may require the consent of the applicable ground lessor and its lenders.

Effective January 1, 2008, we entered into a new lease for our Marriott Kauai Resort Beach Club hotel with a subsidiary of Marriott.  This hotel was previously part of a 35 hotel portfolio leased to one of our TRSs and managed by Marriott.  The rent payable to us under the lease is $5,522 per annum subject to annual adjustment based upon changes in the Consumer Price Index. The lease agreement expires December 31, 2019, and Marriott has four renewal options of 15 years each.  Marriott guarantees the rent payable to us under the lease.  Pursuant to the lease agreement, we agreed to fund certain planned improvements to the hotel.  The annual minimum rent payable to us under the lease will increase as improvements are funded.

On February 5, 2008, we sold our Park Plaza hotel in North Phoenix, Arizona for $8,000 and recognized a gain on sale of $645.

On March 17, 2008, we acquired the land and improvements at our Petro travel center located in Sparks, Nevada from a third party for $42,500.  We simultaneously leased them to TA and rent under our lease with TA for 40 travel centers was increased by $3,952 per annum.  We funded this acquisition with cash on hand and borrowings under our revolving credit facility.

On June 18, 2008, we sold our AmeriSuites hotel in Atlantic Beach, North Carolina for $6,350 and recognized a gain on sale of $629.

On December 18, 2008, we sold our Amerisuites hotel in Tampa, Florida for $2,500 and recognized a loss on sale of $1,160.

6. Indebtedness

At December 31, 2008 and 2007, our indebtedness was as follows:

	As of December 31,
	2008	2007
Senior Notes, due 2008 at 7%	$—	$150,000
Senior Notes, due 2010 at 9.125%	50,000	50,000
Senior Notes, due 2012 at 6.85%	125,000	125,000
Senior Notes, due 2013 at 6.75%	300,000	300,000
Senior Notes, due 2015 at 5.125%	300,000	300,000
Senior Notes, due 2016 at 6.3%	275,000	275,000
Senior Notes, due 2017 at 5.625%	300,000	300,000
Convertible Senior Notes, due 2027 at 3.8%	575,000	575,000
Senior Notes, due 2018 at 6.7%	350,000	350,000
Unamortized discounts	(35,498)	(44,603)
Total unsecured senior notes	2,239,502	2,380,397
Unsecured revolving credit facility	396,000	158,000
Mortgage Note, due 2011 at 8.3%	3,558	3,635
	$2,639,060	$2,542,032

All of our senior notes are prepayable at any time prior to their maturity date at par plus accrued interest plus a premium equal to a make whole amount, as defined, generally designed to preserve a stated yield to the noteholder. Interest on all of our senior notes is payable semi-annually in arrears.

We have $575,000 of 3.8% convertible senior notes due 2027.  The convertible senior notes are convertible if certain conditions are met (including certain changes in control) into cash equal to the principal amount of the notes and, to the extent the market price of our common shares exceeds the initial exchange price of $50.50 per share, subject to adjustment, either cash or our common shares at our option with a value based on such excess amount. Holders of our convertible senior notes may require us to repurchase all or a portion of the notes on March 20, 2012, March 15, 2017, and March 15, 2022, or upon the occurrence of certain change in control events.

We have a $750,000, interest only, unsecured revolving credit facility with a group of institutional lenders. Our credit facility matures in October 2010 and may be extended at our option to October 2011 upon payment of an extension fee of $1,500.  Funds may be drawn, repaid and redrawn until maturity, and no principal payment is due until maturity.  The interest rate on drawings under the credit facility is LIBOR plus a spread (1.03% per annum at December 31, 2008). As of December 31, 2008, we had $396,000 outstanding under our revolving credit facility and $354,000 available to be drawn for acquisitions and general business purposes.  During 2008, 2007 and 2006, the weighted average interest rate on the amounts outstanding under our revolving credit facility was 3.3%, 5.9% and 5.6%, respectively.

On March 3, 2008, we redeemed $150,000 of our 7% senior notes using borrowings under our revolving credit facility.

Our revolving credit agreement and note indenture and its supplements contain financial covenants which, among other things, restrict our ability to incur indebtedness and require us to maintain financial ratios and a minimum net worth. We believe we were in compliance with these covenants during the periods presented.

As of December 31, 2008 and 2007, the estimated aggregate fair values of our indebtedness were as follows:

	As of December 31,
	2008	2007
Revolving credit facility at 1.03%	$396,000	$158,000
Senior Notes, due 2008 at 7%	—	153,738
Senior Notes, due 2010 at 9.125%	48,044	55,582
Mortgage Note, due 2011 at 8.3%	3,565	4,254
Senior Notes, due 2012 at 6.85%	99,523	131,053
Senior Notes, due 2013 at 6.75%	226,443	308,985
Senior Notes, due 2015 at 5.125%	178,612	278,414
Senior Notes, due 2016 at 6.3%	157,813	265,262
Senior Notes, due 2017 at 5.625%	160,219	277,600
Convertible Senior Notes, due 2027 at 3.8%	217,978	604,922
Senior Notes, due 2018 at 6.7%	180,118	347,505
	$1,668,315	$2,585,315

We estimate fair value of our indebtedness using discounted cash flow analysis and currently prevailing market rates.

7. Income Taxes

Our provision for income taxes consists of the following:

	For the years ended December 31,
	2008	2007	2006
Current- Federal	$—	$70	$—
State	1,586	1,410	225
Foreign	410	761	105
	1,996	2,241	330
Deferred- Federal	—	—	—
State	—	—	—
Foreign	(150)	(50)	42
	(150)	(50)	42
Income tax provision	$1,846	$2,191	$372

A reconciliation of our effective tax rate and the U.S. Federal statutory income tax rate is as follows:

	For the year ended December 31,
	2008	2007	2006
Taxes at statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Nontaxable income of HPT	(35.0)%	(35.0)%	(35.0)%
State and local income taxes, net of federal tax benefit	4.6%	4.2%	4.0%
Alternative Minimum Tax	0.0%	0.1%	0.0%
Foreign taxes	(1.3)%	0.2%	0.1%
Change in valuation allowance	3.5%	(0.5)%	(1.0)%
Other differences, net	(5.4)%	(3.4)%	(2.9)%
Effective tax rate	1.4%	0.6%	0.2%

Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities on our balance sheet and the amounts used for income tax purposes and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Significant components of our deferred tax assets and liabilities are as follows:

	For the year ended December 31,
	2008	2007
Deferred tax assets:
Tax credits	$11,857	$12,078
Tax loss carry forwards	73,652	71,170
Other	2,457	124
	87,966	83,372
Valuation allowance	(87,870)	(83,372)
	96	—
Deferred tax liabilities:
Puerto Rico basis difference	(9,323)	(9,376)
	(9,323)	(9,376)
Net deferred tax liabilities	$(9,227)	$(9,376)

Deferred tax liabilities are included in accounts payable and other liabilities in the accompanying consolidated balance sheet.

At December 31, 2008 and 2007, we had a deferred tax liability related to the hotel we purchased in Puerto Rico.  Specifically, we acquired all of the outstanding stock of a C corporation that owned the hotel as its primary asset, which generally would cause us to succeed to the acquired corporation’s tax bases.  However, for U.S tax purposes we made an election under Section 338(g) of the Internal Revenue Code to avoid being treated as the successor to the acquired corporation’s federal income tax attributes, including its adjusted tax bases.  Because we opted not to make a similar election under Puerto Rico tax law, we recorded in purchase accounting a deferred tax liability for these basis differences at our Puerto Rico effective tax rate.

On January 31, 2007 we succeeded to certain tax attributes in connection with our acquisition of TravelCenters of America, Inc., including net operating loss carryforwards and tax credit carryforwards. At December 31, 2008 and 2007, we had a net deferred tax asset, prior to any valuation allowance, of $73,946 related to these carryover tax attributes. Because of the uncertainty surrounding our ability to realize the future benefit of these assets we have provided a 100% valuation allowance as of December 31, 2008 and 2007. As of December 31, 2008 these carryover tax attributes consist of: (i) net operating loss carryforwards for federal income tax purposes of approximately $160,697 which begin to expire in 2026 if unused, (ii) alternative minimum tax credit carryforwards of $4,430 which do not expire, and (iii) general business tax credits of $7,005 which begin to expire in 2009 if unused. The utilization of these tax loss carryforwards and tax credits is subject to limitations under Section 382 of the Internal Revenue Code.

At December 31, 2008 and 2007, our consolidated TRS had a net deferred tax asset, prior to any valuation allowance, of $11,894 and $9,426, respectively, which consists primarily of net operating loss carryforwards and tax credits. Because of the uncertainty surrounding our ability to realize the future benefit of these assets we have provided a 100% valuation allowance as of December 31, 2008 and 2007. As of December 31, 2008, our consolidated TRS had net operating loss carryforwards for federal income tax purposes of approximately $28,764 which begin to expire in 2023 if unused.

8. Transactions with Affiliates

We have no employees. We have two agreements with RMR to originate and present investment and divestment opportunities to us and to provide management and administrative services to us: a business management agreement and a property management agreement which we entered into to operate an office building which we acquired in connection with an adjacent hotel. The business management agreement provides for compensation to RMR at an annual rate equal to 0.7% of our average real estate investments, as described in the agreement, up to the first $250,000 of such investments and 0.5% thereafter. In addition, RMR receives an incentive fee based upon increases in our cash available for distribution per share, as defined in the business management agreement. The incentive fee is paid in common shares. Our property management agreement with RMR provides for management fees relating to the office building equal to 3.0% of gross rents and construction management fees equal to 5.0% of certain construction costs.  Aggregate fees earned by RMR from us, excluding incentive fees, for the years ended 2008, 2007 and 2006 were $32,469, $29,937 and $19,891, respectively.  Incentive fees earned by RMR from us and paid in restricted common shares for 2008, 2007 and 2006 were $0, $1,713 and $1,487, respectively.  RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our audit committee appoints our director of internal audit, and our compensation committee approves his salary and the costs we pay with respect to our internal audit function. Our pro rata share of RMR’s costs of providing that function for 2008, 2007 and 2006 were $222, $169 and $173, respectively.

Renewals or extensions of our management agreements with RMR are subject to the annual approval of our independent trustees. Under our business management agreement, RMR has agreed not to provide business management services to any other REIT who is principally engaged in the business of ownership of hotel properties without the consent of our independent trustees. Any termination of our business management agreement with RMR would cause a default under our revolving credit facility, if not approved by a majority of our lenders.  RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, who are our managing trustees. Each of our executive officers are also officers of RMR.  All transactions between us and RMR are approved by our compensation committee, which is composed of independent trustees.

TA was formerly our wholly owned subsidiary. On January 31, 2007, we distributed all of the then outstanding common shares of TA to our common shareholders.  In connection with this spin off, we entered into a transaction agreement with TA and RMR. That agreement provided for certain of the steps in the restructuring of the TA business and the spin off.  In addition, under this agreement TA entered into a management and shared services agreement with RMR, TA granted to us a right of first refusal to purchase, lease, mortgage or otherwise finance any interest it owns or acquires in a travel center before it is purchased, sold, leased, mortgaged or otherwise financed with another party, and TA agreed to indemnify us for liabilities relating to its business and operations for periods before and after the spin off and for liabilities relating to the ownership and operation of the leased travel centers which arise during the term of our lease with TA.

As further described in Note 4 above, we lease our travel centers to TA and have certain commitments to purchase capital improvements from TA.  In August 2008, we entered into a rent deferral agreement with TA. Among other things, the rent deferral agreement provided for TA’s issuance to us of 1,540,000 of its common shares (9.6% of TA’s shares outstanding after giving effect to that new issuance and 9.3% as of December 31, 2008), a portion of which may be subject to repurchase by TA for nominal consideration based on the amount of rent which TA elects to defer.  The aggregate amount of rent paid to us by TA was 177,757 in 2007 and $194,752 in 2008, and in 2008 TA deferred $30,000 of rent under the rent deferral agreement.  As of December 31, 2007 and 2008, we had accruals for unpaid amounts owed to us by TA of $17,987 and $13,614, respectively.  We purchased from TA an aggregate of $26,438 of capital improvements in 2007 and an aggregate of $77,393 in 2008.

RMR provides management services to us and to TA.  RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, who are our managing trustees. Each of our executive officers are also officers of RMR.  All transactions between us and RMR are approved by our compensation committee, which is composed of independent trustees.  Our leases with TA and the matters affecting those leases were approved by our trustees who are independent of TA and RMR and by TA’s directors who are independent of us and RMR.  Nevertheless, because of our historical and existing relationships with TA and RMR, our dealings with TA and RMR should be considered related person transactions involving conflicts of interest.  For more information about the terms of our leases with TA, as amended, please read these agreements, copies of which were filed with the U.S. Securities and Exchange Commission as exhibits to our Current Reports on Form 8-K filed February 12, 2007, June 4, 2007 and May 14, 2008.  For more information about the terms of the rent deferral agreement with TA, please read that agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed August 11, 2008.

9. Concentration

At December 31, 2008, our 474 properties were located in 44 states in the United States, Ontario, Canada and Puerto Rico. Between 6% and 12% of our properties, by investment, were located in each of California, Texas and Georgia. Our two hotels in Ontario, Canada and our hotel in Puerto Rico represent 1% and 2% of our hotels, by investment, respectively.

All of our managers and tenants are subsidiaries of other companies.  The percentage of our minimum return payments and minimum rents, for each combination is shown below, as of December 31, 2008.

Manager / Tenant is a	Number of	Minimum Return /	% of
Subsidiary of:	Properties	Minimum Rent	Total

TA	145	$159,901	28%
TA	40	66,177	11%
Host*	53	58,722	10%
InterContinental	76	50,000	9%
InterContinental	14	44,258	8%
Marriott	34	44,028	8%
InterContinental	31	37,882	7%
Barcelo Crestline**	19	28,508	5%
Hyatt	22	21,777	4%
InterContinental	10	21,130	4%
Host*	18	20,984	3%
Carlson	11	12,920	2%
Marriott	1	5,522	1%
Total	474	$571,809	100%

*These hotels are subleased to Barceló Crestline and managed by Marriott.

**These hotels are managed by Marriott.

Minimum return and minimum rent payments due to us under some of our management agreements and leases are supported by guarantees. The guarantee provided by Hyatt with respect to the 22 hotels managed by Hyatt is limited to $50,000 ($37,739 remaining at December 31, 2008). The guarantee provided by Carlson with respect to the 11 hotels managed by Carlson is limited to $40,000 ($40,000 remaining at December 31, 2008). The combined guarantee provided by InterContinental for the 131 hotels managed or leased by InterContinental is limited to $125,000 ($115,000 remaining at December 31, 2008) and will expire if and when the hotels achieve stipulated operating results.  The guarantee provided by Marriott with respect to the one hotel leased by Marriott is unlimited and does not expire.  The guarantees provided by TA are not limited and do not expire.

All of our managed hotel portfolios generated net financial results above the guaranteed minimum returns due us in 2008.  Operations at some of our managed hotels generated net financial results that were $9,780 and $3,542 less than the guaranteed minimum returns due us in 2007 and 2006, respectively.  These amounts were paid by the hotel managers or their guarantors and are reflected as a reduction of hotel operating expenses in our consolidated statement of income.

10. Selected Quarterly Financial Data (Unaudited)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$319,179	$338,775	$312,583	$282,137
Income (loss) from continuing operations	53,399	(19,474)	37,951	52,459
Net income (loss) available for common shareholders	45,929	(26,944)	30,481	44,989
Income (loss) from continuing operations available for common shareholders per share (1)	.49	(.29)	.32	.49
Net income (loss) available for common shareholders per share (1)	.49	(.29)	.32	.49

Distributions per common share (2)	.77	.77	.77	.77

	2007
	First	Second	Third	Fourth
	Quarter (3)	Quarter (3)	Quarter (3)	Quarter
Revenues	$290,668	$333,741	$334,310	$326,760
Income from continuing operations	39,572	48,980	50,538	81,134
Income from discontinued operations	3,058	3,055	97,038	—
Net income available for common shareholders	38,271	44,565	140,106	73,664
Income from continuing operations available for common shareholders per share (1)	.39	.45	.47	.79
Income from discontinued operations available for common shareholders per share (1)	.03	.03	1.03	—
Net income available for common shareholders per share (1)	.42	.48	1.50	.79

Distributions per common share (2)	.76	.76	.77	.77

(1)          The sum of per common share amounts for the four quarters differs from annual per share amounts due to the required method of computing weighted average number of shares in interim periods and rounding.

(2)          Amounts represent distributions declared with respect to the periods shown. Distributions are generally paid in the quarterly period following the quarterly period to which they relate.

(3)          Amounts previously reported have been adjusted to reflect the sale of a discontinued operation in July 2007.

11. Segment Information

We have two reportable business segments: hotel investments and travel center investments. Prior to our acquisition of TravelCenters in January 2007, our only reportable segment was hotels.

	Year Ended December 31, 2008
	Hotels	Travel Centers	Corporate	Consolidated
Hotel operating revenues	$899,474	$—	$—	$899,474
Minimum rent	124,396	198,553	—	322,949
Percentage rent	5,102	—	—	5,102
FF&E reserve income	23,837	—	—	23,837
Interest income	—	—	1,312	1,312
Total revenues	1,052,809	198,553	1,312	1,252,674
Hotel operating expenses	620,008	—	—	620,008
Operating income	432,801	198,553	1,312	632,666

Interest expense	—	—	156,844	156,844
Depreciation and amortization expense	155,488	83,678	—	239,166
General and administrative expense	—	—	37,751	37,751
Reserve on straight line rent receivable	—	19,613	—	19,613
Loss on asset impairment	—	53,225	—	53,225
Total expenses	155,488	156,516	194,595	506,599

Income (loss) before gain on sale of real estate	277,313	42,037	(193,283)	126,067
Gain on sale of real estate	114	—	—	114

Income (loss) before income taxes	277,427	42,037	(193,283)	126,181
Income tax expense	—	—	(1,846)	(1,846)

Income (loss) from continuing operations	$277,427	$42,037	$(195,129)	$124,335

Total assets	$3,181,053	$2,350,097	$41,587	$5,572,737

	Year Ended December 31, 2007
	Hotels	Travel Centers	Corporate	Consolidated
Hotel operating revenues	$941,455	$—	$—	$941,455
Minimum rent	117,193	193,571	—	310,764
Percentage rent	6,055	—	—	6,055
FF&E reserve income	22,286	—	—	22,286
Interest income	—	—	4,919	4,919
Total revenues	1,086,989	193,571	4,919	1,285,479
Hotel operating expenses	657,000	—	—	657,000
Operating income	429,989	193,571	4,919	628,479

Interest expense	—	—	148,110	148,110
Depreciation and amortization expense	147,401	69,287	—	216,688
General and administrative expense	—	—	37,223	37,223
TA spin off costs	—	—	2,711	2,711
Loss on asset impairment	1,332	—	—	1,332
Total expenses	148,733	69,287	188,044	406,064

Income before income taxes	281,256	124,284	(183,125)	222,415
Income tax expense	—	—	(2,191)	(2,191)

Income (loss) from continuing operations	$281,256	$124,284	$(185,316)	$220,224

Total assets	$3,247,770	$2,378,651	$50,747	$5,677,168

12. Significant Tenant (Unaudited)

TA is the lessee of 40% of our investments, at cost, as of December 31, 2008.  The following table presents summary audited financial information for TA for its fiscal year ended December 31, 2008, as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Summary Audited Financial Information of TravelCenters of America LLC and

TravelCenters of America, Inc.

(in thousands)

	TA		TravelCenters
	Year ended December 31, 2008	Eleven months ended December 31, 2007	One month ended January 31, 2007	Year ended December 31, 2006
Total revenues	$7,658,379	$5,813,475	$352,682	$4,783,514
Total cost of goods sold	6,678,206	5,056,201	298,172	4,123,444
Net (loss) income	(40,201)	(101,308)	(22,048)	31,033
Current assets	409,007	746,014	—	266,954
Noncurrent assets	480,790	517,307	—	728,638
Current liabilities	200,951	567,783	—	199,495
Noncurrent liabilities	286,519	256,098	—	706,820
Total shareholders’ equity	402,327	439,440	—	75,874
Net cash provided by (used in) operating activities	79,453	(114,852)	40,025	107,486
Net cash used in investing activities	(87,480)	(180,787)	(7,141)	(90,158)
Net cash provided by (used in) financing activities	4,801	199,337	(8,224)	(9,573)
Net increase (decrease) in cash	(3,360)	(96,133)	24,653	7,750
Cash and cash equivalents at the beginning of the period	148,876	245,009	55,297	47,547
Cash and cash equivalents at the end of the period	145,516	148,876	79,950	55,297

The summary financial information of TA is presented to comply with applicable accounting regulations of the Securities and Exchange Commission. References in these financial statements to the Annual Report on Form 10-K for TA are included as textual references only, and the information in such Annual Report is not incorporated by reference into these financial statements.

On August 11, 2008, we entered into a rent deferral agreement with TA.  Significant terms of this arrangement include:

•                  TA currently leases 185 travel centers from us under two leases for combined contractual rent of $18,816 per month.  This rent amount periodically increases pursuant to formulas in the leases.  TA has the option to defer its monthly rent payments to us by up to $5,000 per month for the period July 1, 2008 until December 31, 2010.

•                  TA is not obligated to pay cash interest on the deferred rent through December 31, 2009.

•                  TA issued 1,540,000 TA common shares to us (9.6% of TA’s shares outstanding immediately after this new issuance and 9.3% of TA’s shares outstanding as of December 31, 2008).  In the event TA does not defer monthly rental payments for the full permitted amounts through December 31, 2009, it may repurchase a pro-rata amount of TA shares issued to us for nominal consideration.  As of December 31, 2008, 1,112,222 shares of TA common stock remained eligible for repurchase if TA does not exercise its right to defer any additional rent in the future.

•                  Unpaid rent deferrals bear interest payable to us monthly at the rate of 12% per annum, beginning January 1, 2010.

•                  There are no rent deferrals permitted for rent periods after December 31, 2010.  Any deferred rent (and interest thereon) not paid is due to us on July 1, 2011.  Any deferred amounts (and interest) may be prepaid at anytime.

•                  This deferral agreement also includes a prohibition on share purchases and dividends by TA while any deferred rent remains unpaid and has change of control covenants so that amounts deferred will be payable to us in the event TA experiences a change of control (as defined in the deferral agreement) while deferred rent is unpaid.

From July 1, 2008 through December 31, 2008, TA deferred $30,000 of rent under this agreement.  We have not recognized the deferred rent as revenue due to uncertainties regarding its payment by TA.

13. Subsequent Eevents

In February, 2009, we repurchased and retired $113,130 of our convertible senior notes at a total cost of $81,797, including transaction costs but excluding accrued interest, using borrowings under our revolving credit facility.  We expect to record a gain of approximately $24,000, net of unamortized deferred financing costs, on the early extinguishment of this debt in the first quarter of 2009.

We, RMR and other companies to which RMR provides management services are in the process of forming and licensing an insurance company in the State of Indiana.  All of our trustees are currently serving on the board of directors of this insurance company.  We expect that RMR, in addition to being a shareholder, will enter a management agreement with this insurance company, pursuant to which RMR will provide the insurance company certain management and administrative services.  In addition, it is expected that the insurance company will enter an investment advisory agreement with RMR Advisors, Inc., or Advisors, pursuant to which Advisors will act as the insurance company’s investment advisor.  The same persons who own and control RMR, Messrs. Barry Portnoy and Adam Portnoy, our managing trustees, own and control Advisors.  We have invested $25 to date in the insurance company and are committed to invest another $4,975, and we currently own and intend to own approximately 16.67% of this insurance company.  We may invest additional amounts in the insurance company in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so.  Over time we expect to transfer some or all of our insurance business to this company.  By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing insurance expenses and/or by having our pro-rata share of any profits realized by this insurance business.